Consent of Independent Registered Public Accounting Firm

IMH Financial Corporation
Scottsdale, Arizona
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2016, relating to the consolidated financial statements and schedule of IMH Financial Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP
Costa Mesa, California
June 7, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.